EXHIBIT 99.1
Investor Update
August 16, 2021

This investor update provides Spirit's updated third quarter 2021 guidance. All data is based on preliminary estimates.

Beginning July 30, 2021 and continuing through August 9, 2021, Spirit experienced significant irregular operations due to a series of overlapping challenges, primarily adverse weather and airport staffing shortages, leading to severe crew dislocations. In total, Spirit canceled 2,826 flights during this period. The Company estimates the negative revenue impact from these disruptions is approximately $50 million. To enhance network stability in light of continuing airport staffing shortages, the Company has elected to make tactical schedule reductions throughout the remainder of the third quarter. The Company is also experiencing increased close-in Guest cancellations and softer-than-expected booking trends for the quarter which are believed to be related to rising case counts of COVID-19 and some amount of short-term brand impact from the irregular operations. This behavior, together with the Company’s tactical cancellations, is expected to drive an additional $80 to $100 million of negative revenue impact during the third quarter. The Company now estimates its third quarter 2021 total operating revenues will be between $885 to $955 million.

As a result of the irregular operations, the Company incurred additional expenses. Spirit estimates its third quarter 2021 Adjusted operating expenses will range between $1,030 to $1,040 million. Compared to its previous guidance, the increase is primarily due to re-accommodation expenses for Guests whose travel plans were impacted, including purchasing tickets on other airlines and covering hotel and other travel-related costs. Additional labor expenses, including overtime, also contributed to the increase. These increases are partially offset by lower fuel expense and landing fees due to diminished capacity.

The Company is revising its third quarter Adjusted EBITDA Margin guidance from positive 10% to 15% to negative 8.0% to negative 1.0% which assumes a fuel price per gallon of $2.19.

“On behalf of our entire leadership team, we offer an apology to everyone impacted throughout the course of this event,” said Ted Christie, Spirit’s President and Chief Executive Officer. “We believe the interruption was a singular event driven by an unprecedented confluence of factors and does not reflect systemic issues. Over the past few years, we have made investments to be one of the most efficient and reliable airlines in the U.S. industry, and we are committed to taking the steps necessary to make sure we maintain that standard."

Third Quarter 2021(1)
Total Operating Revenues ($Millions)	$885 to $955
Adjusted Operating Expenses ($Millions)(2)	$1,030 to $1,040
Adjusted EBITDA Margin (%)(2)	(8.0)% to (1.0)%
Fuel Cost per Gallon ($)(3)	$2.19
Fuel Gallons (Millions)	121.8
Available Seat Miles % Change vs. 2019(4)	Up 4.2%

(1)The third quarter guidance items provided above are based on the Company's current estimates, and are not a guarantee of future performance. There could be significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission. Spirit undertakes no duty to update any forward-looking statements or estimates.
(2)Excludes special items which may include loss on disposal of assets, special charges and credits, and other items which are not estimable at this time.
(3)Includes fuel taxes and into-plane fuel cost.
(4)The Company expects that air travel demand will continue to gradually recover in 2021 and continues to closely monitor demand and will make adjustments to the flight schedule as appropriate. However, the situation continues to be fluid and actual capacity adjustments may be different than what the Company currently expects.

Forward Looking Statements

Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2021 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, taxes, EBITDA, EBITDA margin, hiring, aircraft deliveries and stakeholders, vendors and government support. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act and other related legislation, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as supplemented in the Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March, 31, 2021, and June, 30, 2021. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K

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